UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Ebix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ebix, Inc.

Five Concourse Parkway
Suite 3200 Atlanta, GA 30328

November 26, 2013

Dear Stockholder:

On behalf of our Board of Directors, I cordially invite you to the 2013 Annual Meeting of Stockholders of Ebix, Inc. to be held at 10:00 a.m., Eastern Standard Time, on December 20, 2013, at The Westin Hotel, located at 7 Concourse Parkway, Atlanta, Georgia 30328.

The business of the meeting is described in detail in the attached notice of meeting and proxy statement. Also included is a proxy card and postage paid return envelope.

It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Whether or not you plan to attend, please complete and return the enclosed proxy or vote over the telephone or internet, as applicable, to ensure that your shares will be represented at the Annual Meeting. If you attend the meeting, you may withdraw your proxy by voting in person.

Sincerely,

Robin Raina
Chairman of the Board and
Chief Executive Officer

Ebix, Inc.

FIVE CONCOURSE PARKWAY, SUITE 3200
ATLANTA, GA 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 20, 2013

To The Stockholder of Ebix, Inc.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Ebix, Inc., a Delaware corporation, will be held at The Westin Hotel, located at 7 Concourse Parkway, Atlanta, Georgia 30328, at 10:00 a.m., Eastern Standard Time, on December 20, 2013, and at any adjournments or postponements thereof, for the following purposes:

1.	To elect six directors identified in the accompanying proxy statement to serve until the 2014 Annual Meeting of Stockholders or until their respective successors are elected and qualified;
2.	To ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2013;
3.	To approve, by a non-binding advisory vote, the compensation of our named executive officers; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders at the close of business on November 22, 2013, the record date, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the envelope provided or vote over the telephone or internet, as applicable.

By Order of the Board of Directors

Robin Raina
Chairman of the Board and
Chief Executive Officer

Dated: November 26, 2013

Ebix, Inc.

Five Concourse Parkway
Suite 3200 Atlanta, GA 30328
(678) 281-2020

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 20, 2013

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I being asked to review these materials?
A:	Ebix, Inc., also referred to herein as “Ebix,” the “Company” or “we” is providing these proxy materials to you in connection with the solicitation of proxies by the Ebix Board of Directors for use at 2013 Annual Meeting of Stockholders. The Annual Meeting will take place at The Westin Hotel, located at 7 Concourse Parkway, Atlanta, Georgia 30328, at 10:00 a.m., Eastern Standard Time on Friday, December 20, 2013. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.
Q:	What information is contained in these materials?
A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of certain of our most highly paid executive officers and our directors, and certain other required information. Our 2012 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the year ended December 31, 2012, is also being furnished with this proxy statement.
Q:	What does it mean if I received more than one proxy or voting instruction form?
A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy you receive to ensure that all of your shares are voted.
Q:	What matters will Ebix stockholders vote on at the Annual Meeting?
A:	There are three proposals to be considered and voted on at the meeting. The proposals to be voted on are as follows:

Proposal 1 — To elect six directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified;

Proposal 2 — To ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

Proposal 3 — To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers.

For a more detailed discussion of each of these proposals, please see the information included elsewhere in the proxy statement relating to these proposals.

Q:	What are the Board’s voting recommendations?
A:	The Board of Directors recommends that you vote your shares as follows:
•	“FOR” the election of each of the six nominees to the Board of Directors (Proposal 1); and
•	“FOR” the approval and ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm (Proposal 2); and

•	“FOR” the approval of the compensation of the Company’s named executive officers (Proposal 3).

If you give us your signed proxy but do not specify how to vote, we will vote your shares “FOR” each of the above proposals.

We are not aware of any matter to be presented at the Annual Meeting other than those described in the Notice of Meeting. If any other matters are properly brought before the Annual Meeting for consideration, the person named on your proxy will have the discretion to vote your shares according to our best judgment.

Q:	Who is entitled to vote at the Annual Meeting?
A:	Each share of our common stock outstanding as of the close of business on November 22, 2013, the record date, is entitled to vote at the Annual Meeting. As of the close of business on the record date, there were 38,335,007 shares of our common stock outstanding and entitled to vote. These shares include shares that are (a) held of record directly in your name, including shares received through equity incentive plans, and (b) held for you in street name through a stockbroker, bank or other nominee. On each proposal presented for a vote at the Annual Meeting, each stockholder is entitled to one vote per share of our common stock held as of the record date.
Q:	What is the difference between a stockholder of record and a stockholder who holds stock in street name?
A:	If your shares are registered in your name, you are a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the Annual Meeting or vote by proxy on the proxy card included with these materials.

If your shares are held in the name of your broker, bank or other nominee, these shares are held in street name. As the beneficial owner of these shares, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Since you are not the stockholder of record, you must request and receive a valid proxy from your broker, bank or other nominee of record in order to vote these shares in person at the Annual Meeting.

Q:	If I hold my shares in street name through my broker, will my broker vote these shares for me?
A:	If you provide instructions on how to vote by following the instructions provided to you by your broker, your broker will vote your shares as you have instructed. If you do not provide your broker with voting instructions, your broker will vote your shares only if the proposal is a “routine” management proposal on which your broker has discretion to vote. On matters considered “non-routine,” brokers may not vote shares without your instruction. Shares that brokers are not authorized to vote are referred to as “broker non-votes.”

Under NASDAQ Stock Market Business Conduct Rules, to which your broker is subject, brokers are prohibited from voting uninstructed shares for elections of directors and the compensation of our named executive officers, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Q:	What are the quorum requirements for the meeting?
A:	The presence of holders of a majority of our outstanding shares of common stock in person or by proxy constitutes a quorum for the meeting. Both abstentions and broker non-votes are counted as present for purpose of determining the presence of a quorum.
Q:	What is the voting requirement to approve each of the proposals?
A:	Pursuant to our Bylaws, the director candidates who receive the most votes will be elected to fill the available seats on our Board of Directors, which this year is six seats. That means the six directors with the greatest votes will be elected. Because none of abstentions, failures to voter or broker non-votes are counted as “cast” votes, none will have any effect on the outcome of the proposal.

The proposal to approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. The proposal with respect to the approval of the 2012 executive compensation paid to our named executive officers is “advisory” and not binding upon the Board of Directors. However, the Board of Directors will consider the results of the voting on this proposal in formulating future executive compensation policy. Because broker non-votes are not entitled to vote on the proposal because it is considered non-routine, broker non-votes will have no effect on the outcome of the proposal. Because failures to vote are not considered present at the Annual Meeting, they will have no effect on the outcome of the proposal. Because abstentions will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted “for” the proposal, they will have the same effect as votes “against” the proposal.

The proposal to ratify the appointment of Cherry Bekaert LLP as our independent registered public accounting firm requires the affirmative vote of a majority in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. Because brokers may vote your shares on this proposal without instruction, there will be no broker non-votes for this proposal. Because failures to vote are not considered present at the Annual Meeting, they will have no effect on the outcome of the proposal. Because abstentions will be considered as present and entitled to vote at the Annual Meeting and on the proposal but will not be voted “for” the proposal, they will have the same effect as votes “against” the proposal.

Q:	What do I need to do now to vote at the meeting?
A:	Stockholders of record may vote their shares in any of four ways:
•	Submitting a Proxy by Mail: If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided;
•	Submitting a Proxy by Telephone: Submit a proxy for your shares by 11:59 p.m., Eastern Standard Time, on December 19, 2013; telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day;
•	Submitting a Proxy by Internet: Submit your proxy via the internet. The website for internet proxy voting is on your proxy card. Internet proxy voting is also available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on December 19, 2013; or
•	Voting in Person: If you were registered as a stockholder on our books on November 22, 2013 or if you have a letter from your broker identifying you as a beneficial owner of our shares as of that date and granting you a legal proxy, you may vote in person by attending the 2013 Annual Meeting.

If you submit a proxy by telephone or via the internet, you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement.

Street name holders may submit a proxy by telephone or the internet, if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker.

Q:	Can I change my vote or revoke my proxy?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the meeting by:
•	delivering to Computershare Shareowner Services a written notice, bearing a date later than the proxy, stating that you revoke the proxy;
•	submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the vote at the meeting; or

•	attending the meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to: Ebix, Inc. c/o Computershare Shareowner Services, P.O. Box 3550, South Hackensack, NJ 07606-9250, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the Internet. You may request a new proxy card by calling Computershare Shareowner Services, Proxy Processing at 1-800-370-1163 (toll-free).

Q:	Will anyone contact me regarding this vote?
A:	We have retained Computershare Shareowner Services to distribute proxy solicitation materials to brokers, banks, and other nominees and to assist in the solicitation of proxies from our stockholders. The fee for this firm’s services is estimated to be $5,000, plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, letter, facsimile or in person but will not receive any additional compensation for these services. Following the original mailing of the proxy solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

Q:	Who has paid for this proxy solicitation?
A:	All expenses incurred in connection with the solicitation of proxies, including the printing and mailing of this proxy statement will be borne by Ebix.
Q:	Where can I find the voting results of the Annual Meeting?
A:	We will announce preliminary voting results at the meeting and publish final detailed voting results on a Form 8-K that we expect to file with the SEC within four business days after the meeting.
Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?
A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in our proxy materials for our 2014 annual meeting of stockholders pursuant to SEC Rule 14a-8, your proposal must be received by our Corporate Secretary no later than July 29, 2014 (unless the meeting date is changed by more than 30 days from December 20, 2014, in which case a proposal must be a received a reasonable time before we print proxy materials for the 2014 Annual Meeting) and must be submitted in compliance with the rule. Proposals should be directed to our Corporate Secretary, Ebix, Inc., Five Concourse Parkway, Atlanta, Georgia 30328, and should comply with the requirements of Rule 14a-8.

If our Corporate Secretary receives at the address listed above any stockholder proposal intended to be presented at the 2014 annual meeting without inclusion in the proxy statement for the meeting after October 12, 2014 (unless the meeting date is changed by more than 30 days from the anniversary of the 2013 annual meeting, in which case a proposal must be received a reasonable time before we print proxy materials for the 2014 Annual Meeting), SEC Rule 14a-4(c) provides that the proxies designated by the Board of Directors will have discretionary authority to vote on such proposal. The proxies designated by the Board of Directors also will have such discretionary authority, notwithstanding the stockholder’s compliance with the deadlines described above, if we advise stockholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

Stockholders who wish the Corporate Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing by mail to our Corporate Secretary, Ebix, Inc., Five Concourse Parkway, Atlanta, Georgia 30328. Nominations for the 2014 Annual Meeting of Shareowners must be received by July 29, 2014.

PROPOSALS

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF
PROPOSALS 1 THROUGH 3 BELOW.

PROPOSAL 1 — ELECTION OF DIRECTORS

Proposal

Proposal 1 is the election of six nominees to the Board of Directors. In accordance with our Bylaws, the number of directors constituting the entire Board of Directors shall be fixed between four and eight directors. The Governance and Nominating Committee of the Board has recommended that the size of the Board of Directors remain at six and that all of our current directors be nominated for re-election. If elected, each will hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. Information concerning all director nominees appears below.

The Board of Directors expects that all of the nominees will, if elected, be available to serve. If any nominee should decline re-election or become unable to serve for any reason, votes will be cast for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons named in the proxy.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of its nominees for director named below.

Information concerning all director nominees appears below.

The “Areas of Relevant Experience” identifies each director’s experience and qualifications necessary to hold a position on our Board of Directors.

ROBIN RAINA, 46, has been a director at Ebix since 2000 and Chairman of the Board at Ebix since May 2002. Mr. Raina joined Ebix, Inc. in October 1997 as our Vice President-Professional Services and was promoted to Senior Vice President-Sales and Marketing in February 1998. Mr. Raina was promoted to Executive Vice President, Chief Operating Officer in December 1998. Mr. Raina was appointed President effective August 2, 1999, Chief Executive Officer effective September 23, 1999 and Chairman in May 2002. Mr. Raina holds an industrial engineering degree from Thapar University in Punjab, India.

Areas of Relevant Experience. Mr. Raina's strategic direction for the Company and implementation of such direction has proven instrumental for the Company's turnaround and growth.

HANS U. BENZ, 67, has been a director at Ebix since 2005. From 2001 to 2005 Mr. Benz was President of the holding company of the BISON GROUP, a Swiss corporation that develops and implements process oriented business solution software in Europe. Prior to this position and from 1995 to 2001 he was President of a Swiss banking software development company belonging to the UBS Group. Previously Mr. Benz was with the private bank of Coutts & Co., Zürich as Senior Vice President and was also head of their global IT organization as a part of their larger worldwide NatWest IT organization.

Areas of Relevant Experience. Mr. Benz's former business experience extends from wholesale and retail industry to the Swiss private insurance industry as founding partner in a national data center. He has extensive experience in the software ERP and finance sectors, international marketing, strategic planning, IT planning, executive compensation, and defining strategic vision.

PAVAN BHALLA, 50, has been a director since June 2004. He is currently the Executive Vice President and India Managing Director at Aon Hewitt. Prior to this role, he was the Executive Vice President, Chief Financial Officer and Treasurer of Harris Interactive Inc., a position he held since October 2010. Prior to that, Mr. Bhalla served as Vice President for Hewitt Associates, and had been in this role since August 2006. Prior to his recent roles at Hewitt Associates and Harris Interactive, Mr. Bhalla served as the Senior Vice President-Finance of MCI Inc., a global telecommunications company, and supervised the financial management of MCI's domestic business units. Prior to joining MCI in August 2003, Mr. Bhalla spent more than seven years with BellSouth Corporation, a telecommunications company, serving in a variety of executive positions, including Chief Financial Officer of BellSouth Long Distance from 1999 to 2002 and Corporate

Controller of BellSouth Cellular Corp. from 1997 to 1999. Mr. Bhalla holds a master's degree in business administration from the University of Chicago's Booth School of Business.

Areas of Relevant Experience. Mr. Bhalla has extensive hands-on relevant experience in corporate finance and international business transactions. His extensive accounting and financial background qualifies him as an audit committee financial expert under applicable SEC Rules and the NASDAQ Stock Market Marketplace Rules (the “NASDAQ Marketplace Rules”), (referred to herein as an “audit committee financial expert”).

NEIL D. ECKERT, 51, has been a director since 2005. Until April 2005, he served as Chief Executive Office of Brit and had been such since 1999. In 1995, he co-founded Brit as a listed investment trust company. In 2005, Mr. Eckert founded Climate Exchange PLC and was Chief Executive Officer until 2010 when the company was sold to InterContinental Exchange Inc. Mr. Eckert is also Non-Executive Chairman of Design Technology and Innovation Limited, a patenting and intellectual property company.

Areas of Relevant Experience. Mr. Eckert has an extensive background with experience of operating as the CEO of two different public companies and has executive experience in strategic planning, hands-on understanding of insurance industry, sales and marketing, corporate finance, executive compensation and international matters.

ROLF HERTER, 49, has been a director since 2005. Mr. Herter is the managing partner of Streichenberg, Attorneys at Law in Zurich, Switzerland. Streichenberg is a mid-sized commercial law firm, and Mr. Herter has been managing partner since 2004. Mr. Herter's practice consists, among others, of representation for information technology companies, both privately and publicly held. He has served on the board of directors of several companies and is currently serving as a member of the board of directors of IC Company's Switzerland AG and Roccam Rocca Asset Management AG. He also serves as a supervisor of investments for several Swiss and German companies.

Areas of Relevant Experience. Mr. Herter has extensive experience in the legal sector with expertise in managing multiple companies in terms of investments, capital structure, organization restructuring and governance, and with an expertise in European affairs.

HANS UELI KELLER, 60, has been a director since 2004. Mr. Keller has spent over 20 years with Zurich-based Credit Suisse, a global financial services company, serving as Executive Board Member from 1997 to 2000, head of retail banking from 1993 to 1996, and head of marketing from 1985 to 1992. He is presently also serving as Chairman of the Board of Engel & Voelkers Commercial, Switzerland and as member of the board of Wohnen Zurichsee AG.

Areas of Relevant Experience. Mr. Keller has extensive executive experience in sales and marketing, corporate finance, strategic planning, executive compensation, and international distribution.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

Based on the recommendation of our Audit Committee, we have retained Cherry Bekaert LLP, or CB, as our independent registered public accounting firm for the fiscal year ending December 31, 2013. CB has served as our independent registered public accounting firm since December 2008.

Although our Bylaws do not require that the stockholders ratify the appointment of CB as our independent registered public accounting firm, we are submitting the appointment of CB to the stockholders for ratification as a matter of good corporate governance. If our stockholders do not ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain CB. Even if the appointment is ratified, the Board and the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of Ebix and its stockholders.

A representative of CB is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that the stockholders vote FOR ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for 2013.

Fees Paid to Our Independent Registered Public Accounting Firm

CB served as our independent registered public accounting firm for the years ended December 31, 2012 and 2011.

The following table sets forth fees for all professional services rendered by CB for the audit of our financial statements for 2012 and 2011 and fees billed for other services rendered by CB:

Services Rendered by Cherry Bekaert LLP	2012	2011
Audit Fees(1)	$429,000	$392,582
Audit Related Fees(2)	$89,500	$86,912
Tax Fees	$—	$—
All Other Fees(3)	$42,016	$196,303

(1)	Includes fees for the audit of our annual financial statements included in our Form 10-K and reviews of the financial statements in our Forms 10-Q, but excluding audit-related fees.
(2)	Includes fees associated with the review of valuation reports associated with business acquisition and audits of the Company's 401(K) plans.
(3)	Includes fees related to the audit of a recently acquired business.

Audit and Non-Audit Services Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, our Audit committee has the responsibility to appoint, set compensation, and to oversee the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy that requires it to pre-approve all audit and permitted non-audit services performed by our independent registered public accounting firm. Pre-approval is generally detailed as to the particular service or category of services and is subject to a specified budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee has been delegated the authority to pre-approve certain services between regularly scheduled meetings, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All services performed by CB during fiscal years 2012 and 2011 were approved in accordance with this policy.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal and Required Vote

Proposal 3 is to approve the compensation of our named executive officers, disclosed pursuant to the SEC’s compensation disclosure rules, including the compensation discussion and analysis, compensation tables and narrative discussion. As provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act” or the “Act”), the Company submitted to a nonbinding vote of its stockholders at its 2011 Annual Stockholders Meeting whether a nonbinding vote of stockholders as to the compensation paid its named executive officers (the so-called “say on pay” vote) should be held every one, two, or three years (the “frequency vote”). The Company recommended, and the stockholders agreed, that the say-on-pay vote should be held annually. Thereafter, our Board of Directors confirmed the stockholders’ recommendations.

As described more fully in the Compensation Discussion and Analysis (the “CD&A”) section of this proxy statement, the compensation package of the Company’s Named Executive Officers (as identified in the Executive Compensation section of this proxy statement under the heading “Compensation Discussion and Analysis — Named Executive Officers” and referred to herein as the “NEOs”) is designed to act as both an incentive for superior performance and as an inducement to attract and retain highly qualified senior executives, while at the same time mitigating against excessive risk. The Company’s executive compensation program promotes a performance-based culture and aligns the interests of stockholders and executives through variable, at-risk compensation. The program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of the Company’s strategic plan. A significant portion of an executive officer’s overall compensation is performance based, in that it is dependent upon the achievement of pre-determined corporate and/or personal performance goals and strategic objectives. Stockholders are encouraged to read the CD&A, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The say-on-pay vote gives stockholders the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the stockholders of Ebix approve, on an advisory basis, the compensation of the Named Executive Officers of the Company, as disclosed in the Compensation Discussion and Analysis and the tabular and narrative disclosures contained in this proxy statement.”

The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. This advisory vote is non-binding, meaning that our Board will not be obligated to take any compensation actions or adjust our executive compensation in response to the vote. Although the say-on-pay vote is non-binding, the Board and the Compensation Committee will review the voting results and will consider the vote, as well as other communications from stockholders relating to our compensation practices and take them into account in future determinations concerning our executive compensation program. To the extent there is a significant vote against the compensation of our NEOs, we would expect to communicate with our stockholders to better understand the concerns that influenced that vote. The Board and Compensation Committee would consider constructive feedback obtained through this process in making future determinations concerning our executive compensation.

The Board of Directors unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation paid to our Named Executive Officers as described in the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation.”

INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND THE CORPORATE GOVERNANCE OF THE COMPANY

Generally

Our business is managed by the Company’s employees under the direction and oversight of the Board of Directors. Except for Mr. Raina, none of our current Board members is an employee of the Company. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and facilities, and their participation in Board and Board committee meetings.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Members of each of these Committees are nominated by the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”) and are appointed annually at the meeting of the Board of Directors held following the Annual Meeting of Stockholders. Each of these committees is composed entirely of independent, non-management directors and operates under a charter approved by the Board of Directors which sets out the purposes and responsibilities of the committee. These committees annually renew and, as appropriate, seek revisions of their charters to reflect, among other things, changing regulatory developments. All three of these charters are available for review at our website at www.ebix.com. The principal responsibilities of these committees are described below.

Corporate Governance Practices and Policies

Our Board of Directors carefully follows the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules adopted thereunder by the SEC, and the NASDAQ Marketplace Rules. Each of the Board of Directors committees has adopted a charter and our Board of Directors has established Corporate Governance Guidelines.

Our Corporate Governance Guidelines address, among other things, the Board’s composition, qualifications and responsibilities, director education and stockholder communication with directors. Directors are expected to attend our Annual Meeting of Stockholders.

Our Board of Directors also has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and other persons designated as senior financial managers. Our Board of Directors also has adopted a Code of Conduct, articulating standards of business and professional ethics, which is applicable to all of our directors, officers and employees.

These charters, guidelines, and codes are reviewed annually and amended as necessary or appropriate in response to changing regulatory requirements and evolving best practices.

Director Independence

Under our Corporate Governance Guidelines, we require that a majority of the Board of Directors consist of independent, non-management directors, who also meet the criteria for independence required by the NASDAQ Marketplace Rules. Under such rules, a director is independent if he or she does not have a material relationship with the Company. Our Board annually evaluates each member’s independence status.

The Board of Directors has determined that as of November 26, 2013, the following five (5) of the Company’s six (6) incumbent directors are independent under the NASDAQ Marketplace Rules: Messrs. Benz, Bhalla, Eckert, Herter, and Keller. Mr. Raina, as a management director, participates in the Board’s activities and provides valuable insight and advice.

Non-management directors have access to individual members of management or to other employees of the Company on a confidential basis. Directors also have access to Company records and files and directors may contact other directors without informing Company management of the purpose or even the fact of such contact.

Audit Committee

The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of the Company’s financial reporting, internal controls, ethics compliance, and audit functions. This committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent public accounting firm, reviews the annual financial results and the annual audit of the Company’s financial statements and approves the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K.

The Audit committee assists the Board of Directors in monitoring: (a) the integrity of our financial statements, (b) the effectiveness of our internal control over financial reporting, (c) the effectiveness of our disclosure controls, (d) the qualifications and independence of our independent registered public accounting firm, (e) the performance of our independent registered public accounting firm, and (f) our compliance with legal and regulatory requirements. The Audit Committee is also responsible for oversight over the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. The Audit Committee reviews all related party transactions in accordance with the Company’s formal written policy and is responsible for reviewing and monitoring compliance with the Company’s Code of Ethics for Senior Financial Officers, In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by company employees of concerns regarding accounting and auditing matters and

In discharging this responsibility, the Audit Committee, among other things, holds the authority of the independent registered public accounting firm, to pre-approve the audit and any non-audit services to be provided by the auditors and reviews the results and scope of the annual audit performed by the auditors. The Audit Committee has three members which currently consists of Messrs. Bhalla (Chairman), Benz and Keller. After reviewing the qualifications of the current members of the committee, and any relationships they may have with the Company that might affect their independence from the Company, our Board of Directors has determined that: (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, (2) all current members of the Audit Committee are “independent” as that concept is defined in the NASDAQ listing standards, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Bhalla qualifies as an “audit committee financial expert” as defined under SEC rules promulgated under the Sarbanes-Oxley Act of 2002. The Audit Committee met four times during 2012.

Compensation Committee

The principal responsibilities of the Compensation Committee is to review and make recommendations to the Board of Directors concerning the compensation of the officers of the Company; to provide input and make recommendations to the Board regarding the general compensation goals, guidelines, and policies for the Company’s employees; to administer the Company’s equity incentive programs and awards under such programs; and to consider and make recommendations with respect to the Company’s existing and proposed compensation and bonus plans, including the adoption of new equity incentive plans or other executive compensation programs. This committee also is responsible for a review and recommendation to the Board as to the compensation and benefits to be paid to non-employee directors.

The Compensation Committee is responsible for periodically reviewing our incentive compensation arrangements to confirm that the design of incentive pay does not encourage unnecessary risk taking. The Compensation Committee also reviews the Compensation Discussion and Analysis contained in our proxy statement and prepares a report for inclusion in our proxy statement. The Compensation Committee currently consists of Messrs. Keller (Chairman) and Benz. The Compensation Committee met eight times during 2012. The Compensation Committee does not delegate its authority to management; nor has it used compensation consulting firms in the past.

Corporate Governance and Nominating Committee

The Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance and oversight, including reviewing and monitoring implementation of our Corporate Governance Guidelines. It oversees the identification and evaluation of director candidates, consistent with the criteria approved by the Board, and it makes recommendations to the Board with respect to director nominees, membership on the Board committees, and the appointment of committee chairs. The Corporate Governance Committee also prepares and supervises the Board’s annual review of director independence and the Board’s performance self-evaluation. In addition, the Corporate Governance Committee considers matters of corporate governance generally and it annually evaluates our Corporate Governance Guidelines, making any recommendations or changes that it deems appropriate to the Board for its consideration. To the extent that we receive any stockholder proposals that relate to corporate governance matters, this committee will be responsible for reviewing such proposals and making recommendations to the Board. The Corporate Governance Committee currently consists of Messrs. Eckert (Chairman) and Herter. The Corporate Governance Committee met once in 2012. See “Director Qualifications” and “Our Director Nominating Process” below.

Director Qualifications

The Board seeks members from diverse personal and professional backgrounds who combine a broad spectrum of experience and expertise. At a minimum, directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interest of the stockholders. While the Company’s Corporate Governance Guidelines do not prescribe specific diversity standards, as a matter of practice, our Corporate Governance Committee takes into account the personal characteristics (e.g., gender, ethnicity and age) and experience (e.g., industry, professional and public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

In evaluating a director candidate, it is preferable that directors possess a considerable amount of business management (such as experience as a chief executive officer or chief financial officer) and educational experience. However, the Corporate Governance Committee also considers other factors that are in the best interests of the Company and its stockholders, including: the knowledge, experience, candor, integrity and judgment of each candidate; the alignment of the candidates’ knowledge and experience, both individually and as a group, with the needs of the business; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees. In addition, the Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties. Although the Company does not have a formal policy with respect to diversity, the Corporate Governance Committee and the Board of Directors as a whole believe that diversity, including gender, race and national origin, education, professional experience, and differences of viewpoints and skills is an important consideration when screening and evaluating candidates for nomination to the Board of Directors. The Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.

The Corporate Governance Committee believes that it is important that the Board members have complementary skills that together can best guide the Company to a successful future. In considering whether the nominees meet the requirements necessary to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Corporate Governance Committee and the Board focused on the information provided in the directors’ individual biographies set forth below, as well as their personal knowledge and experience in having worked with one another as members of the Board of Directors. Each nominee brings a strong and unique background and set of skills to the Board, giving the

Board as a whole competence and experience in a wide variety of areas. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are also described under “Proposal 1 — Election of Directors.”

The information provided in Proposal 1 presents information as of the date of this proxy statement about each director nominee. The information presented includes the names of each of the nominees, along with his or her age, all positions held with the Company, term of office as a director, principal occupations or employment for the past five years or more, involvement in certain legal proceedings, if applicable, and the name of all other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition, the information presented also includes a description of the specific experience, qualifications, attributes and skills of each nominee and continuing director that led our Corporate Governance Committee to conclude that he or she should serve as a director of the Company for the ensuing term.

Our Director Nominations Process

The Board of Directors is responsible for selecting director candidates. The Board has delegated the process to the Corporate Governance Committee. The Corporate Governance Committee identifies individuals qualified to become Board members and recommends such individuals to the Board for its consideration. While the Corporate Governance Committee has the authority to retain a third party to assist in the nomination process, it has not done so to date.

Directors may also be nominated by our stockholders. Eligible stockholders may nominate a candidate for election to the Board. Those stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedure generally described in Stockholder Proposals on page 33 of this proxy statement. The Board of Directors applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board of Directors. The Board does not have a separate policy with regard to the consideration of candidates recommended by stockholders other than the process provided in the nominating resolution.

Board Committee Membership and Meetings

The following table lists our three board committees, the directors who served on them as of the end of 2012 and the number of committee meetings held in 2012:

Name	Audit	Compensation	Corporate Governance And Nominating
Mr. Bhalla	C
Mr. Benz	•	•
Mr. Eckert			C
Mr. Herter			•
Mr. Keller	•	C
Mr. Raina*
2012 Meetings	4	8	1

C = Chair
• = Member
* = Executive Officer/Director

It is the Company's policy that directors should attend each meeting of the Board of Directors and each meeting of the committees on which they serve. During 2012 the Company's full Board of Directors met in person four times and eight times over telephonic conference calls. Each member of the Board of Directors attended all of the meetings of the Board and the Board committees on which the director served and for which they were eligible to participate. In addition to participation at Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and Chief Executive Officer and others regarding matters of interest and concern to the Company. The Company’s 2012 Annual Meeting was attended by one director. The Company has no formal policy with regard to the attendance of its directors at its annual meeting of stockholders.

Executive Sessions of the Board

It is the policy of the Company for the independent directors of the Company to meet in executive session following meetings of the Board of Directors. The independent directors may call upon members of management and outside consultants, including auditors and executive compensation consultants to participate in executive sessions. To the extent any specific issues surface or it is appropriate to provide feedback to management following an executive session, one of the independent directors acts as a liaison with the Chairman to convey information or coordinate action with management.

Stockholder Communications

The Board of Directors has established a process for stockholders and other interested parties to communicate with the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Secretary of the Company who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Secretary or his designee, may not be forwarded to the directors. If the communication is specifically marked as a private communication for the Board of Directors, or for a specific director, the Secretary will not open the correspondence, but will forward it to the addressee. These procedures may change from time to time, and you are encouraged to visit our website for the most current means of contacting our directors.

If a stockholder wishes to communicate to the Chairman of the Audit Committee about a concern relating to the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern likewise should be submitted in writing to the Chairman of the Audit Committee in care of the Company’s Secretary at the Company’s headquarters address. If the stockholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Company’s Secretary. The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Secretary at the Company’s headquarters or by telephone at (678) 281-2028.

The Board’s Role in Risk Oversight

The Board has an active role, both as a whole and at the committee level, in overseeing the management of the Company’s risk. The Board is responsible for establishing and reviewing the Company’s strategic direction and determining the acceptable risk tolerance of the Company, engaging management to implement its strategic plan within approved risk tolerances, monitoring the effectiveness of and exercising oversight over management, the compensation of management, and the Company’s internal controls over financial reporting. Risk can take different forms, including operating risk, financial risk, risk related to the economy in general and the housing market and unemployment in particular, risks related to management succession, risk of fraud, and reputational risk. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit Committee, Compensation Committee, and Corporate Governance Committee. The Corporate Governance Committee is responsible for establishing corporate governance procedures designed to effectively administer the Board’s strategic planning and oversight duties, including an annual evaluation of the Board’s leadership structure, along with risks associated with the independence of the Board members and potential conflicts of interest. The Audit Committee supports the Board’s risk oversight functions through its review of the Company’s internal controls over financial reporting, periodic review of fraud risks identified by management, and the Company’s financial statements and their preparation; as well as its oversight of the Company’s Code of Conduct and the administration of the Company’s whistleblower procedures. The Compensation Committee establishes the appropriate compensation incentives in light of its views regarding an appropriate impact that the Company’s compensation policies have on risk. Because all of these committees are comprised solely of independent directors, our independent directors have a significant role in the Board’s risk oversight function. While each committee is responsible for evaluating and overseeing certain risks, the entire Board is apprised of such risks through regular committee reports. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. See “Board Committee Membership and Meetings” for further discussion of the roles, responsibilities and inter-relationships of the Board Committees. We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for Ebix.

Board Leadership Structure

Robin Raina serves as both the Chief Executive Officer as well as Chairman of the Board of Directors of Ebix. We combine this traditional leadership structure with a board structure in which Mr. Raina is the only non-independent director. The Board believes its members have no reticence about forcefully expressing their views while at the same time fully and fairly considering the views of their fellow directors, and that the members of the board have the experience and ability to critically evaluate the performance of our CEO and chairman and in implementing the strategic, as well as day to day, goals of the company. Although the board periodically evaluates alternative board governance models and refinements to the existing structure, it believes, after assessing the current service of the company’s CEO and chairman and the current composition of the board, that the current board leadership structure is appropriate for the company.

Code of Conduct and Ethics

The Board of Directors has adopted the Code of Conduct and Ethics (the “Code of Conduct”), which applies to the Company’s Chief Executive Officer, Chief Financial Officer, and other senior financial officers (“Senior Financial Officers”) of the Company and its subsidiaries, including its principal executive officer, principal financial officer and principal accounting officer. The Company is committed to the highest standards of professional and ethical conduct, and the Code of Conduct provides guidance as to upholding these standards.

The Code of Conduct consists of basic standards of business practice as well as professional and personal conduct, including prohibitions against any conduct or transactions that might constitute a conflict of interest between the Senior Financial Officers and the Company. Any action that might constitute a conflict of interest is reviewed by Company management, and potential conflicts of executive officers or members of the Board of Directors are reviewed by the Board.

Any amendments to or waivers of the Code of Conduct must be approved by the Audit Committee and will be promptly disclosed by the Company. The Company’s Compliance Officer, Robert Kerris, is charged with monitoring, overseeing and reviewing compliance with the Code of Conduct.

Availability of Corporate Governance Documents

The full text of the Corporate Governance Guidelines, the Code of Conduct, and the charters of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee, as well as other documents relating to corporate governance at Ebix, are available in the corporate governance section of our website, www.ebix.com. You may also obtain copies of these materials, free of charge, by sending a written request to Ebix, Inc. at Five Concourse Parkway, Suite 3200 in Atlanta, GA, Attn: Investor Relations.

Director Compensation

Following each annual meeting of our stockholders, non-employee members of the board of directors are typically granted an option to purchase 9,000 shares of common stock at an exercise price per share of 100% of the fair market value for each share of common stock on the date of the grant.

On December 18, 2012, the board of directors granted to each non-employee director 9,000 stock options of which one-fourth will vest during 2013, and the remaining options will vest ratably each quarter in the years 2014, 2015 and 2016. Such grants were made pursuant to board's policy set forth on November 11, 2007. In addition each non-employee director received an annual cash retainer of $14,000 during 2012. Mr. Keller and Benz received $5,000 following the annual meeting of stockholders on December 18, 2012 for serving on both the Audit and Compensation Committees. The Audit Committee Chairman, Mr. Bhalla received cash compensation of $5,000 following the December 18, 2012 meeting.

Director Compensation Chart

The following director compensation table sets forth the total cash and non-cash compensation paid to, or received by, each person who served as a director of the Company for 2012. No Directors who are employees of the Company receive any fees or payments for service on our Board of Directors.

Director Compensation

Name (a)	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Pavan Bhalla	$19,000	None	$107,728	None	None	None	$126,728
Hans Ueli Keller	$19,000	None	$107,728	None	None	None	$126,728
Hanz U. Benz	$19,000	None	$107,728	None	None	None	$126,728
Neil D. Eckert	$14,000	None	$107,728	None	None	None	$121,728
Rolf Herter	$14,000	None	$107,728	None	None	None	$121,728

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2012, in accordance with FASB ASC Topic 718 and thus may include amounts from awards granted prior to 2012.

The following table lists below the aggregate number of outstanding options held by each director as of December 31, 2012:

Aggregate Stock Option Awards at Year End
Pavan Bhalla	138,375
Hans Ueli Keller	89,478
Hanz U. Benz	87,780
Neil D. Eckert	135,000
Rolf Herter	108,000

Executive Officers of the Company

We have five executive officers, Robin Raina, Robert F. Kerris, Graham Prior, Leon d’Apice, and James Senge, Sr. Information as to Mr. Raina is provided above.

ROBERT F. KERRIS, Age 59, joined the Company as Chief Financial Officer and Corporate Secretary on October 22, 2007. Prior to joining the Company, Mr. Kerris was Chief Financial Officer at Aelera Corporation. He held this position from May 2006 to October 2007. Previously he was a Financial Vice President at Equifax, Inc. from November 2003 to April 2006, Corporate Controller at Interland, Inc. from September 2002 to October 2003 and held senior financial management positions at AT&T, BellSouth, and Northern Telecom. Mr. Kerris is a licensed certified public accountant and holds an accounting and economics degree from North Carolina State University.

GRAHAM PRIOR, Age 56, serves as Corporate Senior Vice President International Business & Intellectual Property. Mr. Prior, has been employed by Ebix since 1996 when the Company acquired Complete Broking Systems Ltd for which Mr. Prior was a part owner. Mr. Prior has been working within the insurance technology industry since 1990 and is currently responsible for the Company's international operations in Singapore, New Zealand, Australia, Europe, Africa and Asia. Mr. Prior is also responsible for the company's worldwide product development initiatives.

LEON d'APICE, Age 56, serves as the Company's Managing Director — Ebix Australia Group Head. Mr. d'Apice, has been employed with Ebix since 1996 when the Company acquired Complete Broking Systems Ltd for which Mr. d'Apice was also a part owner in. Mr. d'Apice has been in the information technology field since 1977 and is currently responsible for all of the operations of Ebix's Australia's business units.

JAMES SENGE, SR., Age 52, serves as the Company's Senior Vice President EbixHealth. Mr. Senge, has been employed with Ebix, (as a result of the business acquisition of Acclamation Systems, Inc. in 2008), since 1979. During his over 32 years with the Acclamation/Ebix Mr. Senge has been involved with all facets of the EbixHealth division, including being responsible for the strategic direction and day to day operations of the divisions. Mr. Senge's focus is on expanding the Company's reach into the on-demand, end to end technology solutions for the health insurance and healthcare markets. Mr. Senge works from Ebix's Pittsburgh, Pennsylvania office.

EXECUTIVE COMPENSATION

Compensation Disclosure and Analysis

Objectives and Goals

The objectives of the committee have been to adopt a compensation approach that is basically simple, internally equitable and externally competitive, and that attracts, motivates and retains qualified people capable of contributing to the growth, success and profitability of the Company, thereby contributing to long-term stockholder value.

•	Simplicity. The committee believes that a compensation package with three major elements of compensation is the simplest approach consistent with the Company's goals. The Company generally does not utilize special personal perquisites such as private jets, payment of country club dues, Company-furnished motor vehicles, permanent lodging or defrayment of the cost of personal entertainment.
•	Internal Equity. Internal equity has generally been evaluated based on an assessment of the relative contributions of the members of the management team. The committee believes that the relative difference between CEO compensation and the compensation of the Company's other executives is consistent with such differences found in the Company's insurance services peer group and the market for executive level personnel for public companies of similar size.
•	External Competitiveness. The Compensation Committee believes it is important to management retention and morale that compensation be competitive with our competitors. As a part of that exercise, the committee reviewed the competitive landscape and established a plan for CEO compensation that is both competitive and transparent.

Major Compensation Components

The principal components of compensation for our executive officers are base salary, short-term incentives, generally in the form of cash bonus programs, and long-term incentives, generally in the form of equity-based awards such as stock awards. We believe the Company's goals are best met by utilizing an approach to compensation with these three distinct elements.

•	Base Salaries. The Company's base salaries are intended to be consistent with the committee's understanding of competitive practices, levels of executive responsibility, qualifications necessary for the particular executive position, and the expertise and experience of the executive officer. Salary adjustments reflect the committee's belief as to competitive trends, the performance of the individual and, to some extent, the overall financial condition of the Company.

Base salaries for our executive officers are established based on the scope of their responsibilities, prior relevant background, professional experience, and technical training. Also in this regard, the Compensation Committee takes into account competitive market compensation paid by the companies represented in the compensation data it reviews for similar positions, and the overall market demand for such executives. Although the Company considered the same factors in establishing the base salaries of each of its executive officers, due to the different levels of roles played by each executive, the base salaries are justifiably substantially different. After taking into consideration competitive compensation levels, the Compensation Committee increased the CEO’s base salary from $800,000 to $1,300,000, effective August 1, 2012. This increase, the first CEO salary adjustment since 2009, was in recognition of the CEO’s sustained performance, as well as his value and importance to the company.

•	Short-Term Incentives. The short-term incentive for an executive is the opportunity to earn an annual cash bonus. The committee has concluded that bonus payments should be primarily based on the achievement of specific predetermined profit and expense control targets while a smaller portion should be discretionary based on the committee's evaluation of an executive's individual performance in specific qualitative areas. More specifically, the annual cash incentive plan is linked to metrics that help improve the Company's overall productivity (both qualitatively as well as quantitatively), measured in terms of revenue growth, net earnings, earnings per share, operating cash flows, operating margins, effective controls, and senior management retention.

The Compensation Committee determined that the Company's shareholders' interests are best served by retaining the Chief Executive Officer and Chief Financial Officer on a performance based package with no guaranteed bonus arrangements, while linking the bonus to achieving performance goals that are important to the Company. The Company's Chief Executive Officer and Chief Financial Officer receive annual performance bonuses measured as a percentage of pretax income because the Compensation Committee believes that pretax net income is not only the hallmark of sound, profitable growth looked to by investors, but also generates the cash that fuels the Company's internal product development and diversification initiatives. While the cash bonus formula for the executive officers focuses essentially on pretax net income, it also takes into account other performance measures that are important drivers of the Company’s success, including revenue growth and net income. In general, executives have the opportunity to earn short-term incentives based on achieving and exceeding prior year’s results with respect to these performance measures, together with a subjective, qualitative review of each executive’s success in achieving short-term operational goals,

Under the short-term incentive plan for the fiscal year ended December 31, 2012, an incentive bonus of $1,300,000 was awarded to Robin Raina, a $75,936 incentive bonus was awarded to Robert Kerris, and a $51,795 incentive bonus was awarded to Leon d'Apice. Mr. Raina also received an additional $800,000 related to an incentive bonus earned in 2011 which was not paid until 2012.

Potential bonuses, as a percentage of base salary, were higher for our principal executive officer and principal financial officer, reflecting their greater responsibility for and greater ability to influence the achievement of targets.

The following table sets forth for each named executive officer, the bonus percentage potentially attributable to performance targets and the percentage attributable to the committee's discretion. The committee has the authority to adjust, waive or reset targets. The table also sets forth information regarding the actual annual cash incentive awards made to Robin Raina, Robert Kerris, Graham Prior, Leon d'Apice, and James Senge, Sr., the Company's named executive officers.

Short Term Incentive Plan Participant (Name and Position)	Award Percentage Subject to Objective/ Subjective Criteria (%)	Target Incentive Award as a Percentage of Base Salary (%)	Actual Annual Incentive Award ($)	Actual Annual Incentive Award as a Percentage of Target (%)	Actual Incentive Award as a Percentage of Base Salary (%)
Robin Raina, Chairman of the Board and Chief Executive Officer	100/-	100%	1,300,000	100%	100%
Robert F. Kerris, Chief Financial Officer and Corporate Secretary	100/-	50%	75,936	100%	45%
Graham Prior, Corporate Senior Vice President	100/-	—%	—	—%	—%
Leon d'Apice, Managing Director, Ebix Australia Group	100/-	22%	51,975	100%	22%
James Senge, Sr., Senior Vice President, EbixHealth	100/-	—%	—	—%	—%
•	Long-Term Incentives. While salary and short-term incentives are primarily designed to compensate current and past performance, the primary goal of the long-term incentive compensation program is to directly link management compensation with the long-term interests of the stockholders.

Nevertheless, the Compensation Committee in consultation with the entire Board of Directors, determined that it would be preferable to give cash instead of options or meaningful numbers of restricted stock grants to the executives in order to restrict variable expenses and to limit dilution of company stock. Accordingly, the executives were not given any new options in 2012 and given modest restricted stock in 2012.

•	Types of Equity Awards and Criteria for Award Type Selection. Prior to 2005, we relied heavily on stock options to provide incentive compensation to our executive officers and other key employees and to align their interests with those of our stockholders. Based on a general trend toward increased use of restricted stock and decreased use of stock options, the committee has increased the number of awards using restricted stock and decreased the number utilizing stock options. For the immediate future, we intend to rely primarily on restricted stock grants to provide long-term incentive compensation to our officers and key employees, without excluding the possibility of continuing to also grant stock options as a form of incentive compensation.
•	Vesting and Holding Periods for Equity Incentive Compensation. As a means to encourage long term thinking and encourage continued employment with us, the Company's equity awards are usually subject to a multi-year vesting period. Historically, our grants of stock options and restricted stock have vested over a three year period and the committee anticipates that future awards will continue to be subject to multi-year vesting, most likely for similar three year periods. Historically, the Company has not imposed minimum equity ownership requirements for equity compensation awarded to its executive officers, nor has it required any continued ownership of the securities issued pursuant to such awards after vesting. The committee is still evaluating whether such a policy of minimum stock ownership levels or award retention should be implemented and the potential parameters for any award retention policy. It is anticipated that any such policy would provide for sales in the event of hardship and sales sufficient to generate sufficient income to pay taxes in connection with the award or other awards; provided, however, that in 2012 the Compensation Committee enacted a policy that allows for the forfeiture of stock options and restricted stock in order for recipients to meet various tax requirements.

The Compensation Committee does not use a specific formula to calculate the number of stock options or restricted share awards to its executives nor does the Compensation Committee explicitly set potential future award levels. In determining the specific amounts to be granted to each executive, the Compensation Committee takes into account factors such as the executive's position, his or her contribution to the Company's performance, and the overall package of cash and equity compensation for the executive.

Peer Group Analysis

The Compensation Committee of the Company’s board of directors oversees and reviews the Company’s executive compensation practices and is responsible for ensuring that the compensation of the executive officers of the Company is aligned with and supports the Company’s growth objectives. The components of the Company’s executive compensation include base salaries, discretionary cash bonus incentive awards, long-term equity incentive compensation, and retirement benefits. In this context the Company’s Chief Executive Officer and Chief Financial Officer are referenced as “named executive officers” or “executive officers.”

In 2011, the Compensation Committee compiled two distinct comparable groups to frame the Compensation Committee’s deliberations on prospective executive compensation for the Company’s executive officers. One group is a conventionally arranged comparator group that is comprised of a number of companies engaged in insurance and/or finance related activities in the United States market within a range of net revenue and market capitalization that is comparable to Ebix (the “Insurance & Finance Group”). In selecting this group of companies, the Committee focused on the Chief Executive Officer of these companies being either a Founder Chief Executive Officer or a Chief Executive Officer. However, only one such company matched the Company’s net income growth (measured either as one year increases or five year compound annual growth rates (“CAGR”)), five year total shareholder return including reinvestment of dividends (“TSR”), or other relevant measures. Because of the extent of the difference between the Company’s growth and the performance of these comparable companies, the Compensation Committee believed it important to review the executive compensation practices at those companies that reflected the growth characteristics of Ebix as nearly as could be determined. Accordingly, the Compensation Committee also searched public filings for companies beyond just the insurance and finance industry with CAGR, TSR and annual revenues similar to the Company’s as well as those entities having had a Founder CEO who had led a high growth trajectory for these companies (the “Growth Group”). The Compensation Committee believes that the dual comparator groups approach is appropriate to accurately assess the performance and compensation of the Company’s executive officers. The Insurance and Finance Group provides valuable information for use by the Compensation Committee concerning companies in the same industry sector. The Growth Group provides valuable information for use by the Compensation Committee about how the Company compared with other companies with similar performance. Consideration was also given to the differences in size, scope, and complexity between the Company and the various members of the respective comparator groups. Such considerations comprise the judgmental factors that the Compensation Committee considers and are not based on a specific formula or tied to a comparator group.

For the surveys of the comparable groups, the Compensation Committee considered peers to be companies, using data reported, that met the following criteria:

For the Insurance & Finance Group:

•	Market capitalization ranging from $150 million to approximately $2 billion
•	A Chief Executive Officer that is either a Founder CEO or a CEO who is seen as a Founder CEO and/or has led a successful turnaround

For the Growth Group:

•	Annualized three year revenue growth up to up approximately 150%
•	Market capitalization ranging between approximately $120 million and $1.4 billion
•	A Chief Executive Officer of these companies that is either a Founder CEO or a CEO who has successfully engineered a high growth trajectory.

The peer companies identified in 2011, were modified by the Compensation Committee for use in establishing compensation levels in 2012 for the Company’s executive officers based on merger and acquisition activity as well as relative changes in peer company revenue and market capitalization to more closely capture the Company’s peer group.

After these modifications, the Compensation Committee determined that the following companies met the criteria for the Insurance & Finance Group:

•	Universal Insurance Holdings
•	Safety Insurance Group, Inc.
•	RLI Corp.
•	The Hanover Insurance Group, Inc.
•	The Navigators Group, Inc.
•	Evercore Partners, Inc.

and that the following companies met the criteria for the Growth Group:

•	Digital Generation, Inc.
•	K2 Inc.
•	Blackbaud Inc.
•	DealerTrack Holdings Inc.
•	Limelight Networks, Inc.
•	Blucora Inc.
•	CSG Systems International, Inc.
•	Comscore, Inc.
•	LogMein, Inc.

•	Epiq Systems, Inc.
•	Digital River, Inc.
•	Willis Lease Finance Corporation

With respect to long-term compensation, all of the six comparable companies in the Insurance and Finance Group award time vested options and/or restricted stock from time to time as long-term incentives. The Compensation Committee, however, in consultation with the entire Board of Directors, determined that it would be preferable to give cash instead of options or substantial sums of restricted stock grants to the executives in order to restrict variable expenses and to limit dilution of company stock. Accordingly, the executives have not been given any new options in 2012 and have been given modest restricted stock in 2012.

The Compensation Committee’s survey of the Insurance and Finance Group indicates that the compensation of the Ebix’s Chief Executive Officer was at or above the 33th percentile for the Insurance and Finance Group. The performance of Ebix, however, for the same period defined the 100% percentile for the Insurance and Finance Group in 1 year net growth, 1 year net margin, 5 year net income CAGR, and 5 year revenue CAGR. The Compensation Committee also noted that the Company’s net margin exceeded the net margin of each other member of the Insurance and Finance Group.

The Compensation Committee’s survey of the Growth Group indicates that total compensation of the Company’s Chief Executive Officer was slightly above the 40th percentile. The Compensation Committee’s report indicated that the Company was above the 100th percentile in the measure of annualized revenue growth over a three year period and substantially above the 100th percentile in the important measure of net margins, profitability, and earnings, with Ebix being the leader in all these categories. The Company’s performance was not exceeded by any member of the Growth Group except in the area of annualized growth where one company had marginally higher growth than Ebix.

Against these groups combined, the base salary of the Company’s Chief Executive Officer is above the 65th percentile mark. The Compensation Committee noted that the degree of difference between the Company’s base pay practices for its Chief Executive Officer and those of the officers of other companies in the comparable company groups surveyed is justified when considering the broader range of duties pertaining to Ebix’s Chief Executive Officer.

Use Of Compensation Consultants and Benchmarking

During 2012, the committee did not retain any compensation consultants or engage in any formal benchmarking. The compensation committee may retain compensation consultants and conduct benchmarking surveys with respect to future compensation decisions as it deems appropriate to ensure the Company continues to provide market competitive compensation for its executive officers.

Equity Awards in 2012

In 2012, no stock options and 18,991 shares of restricted stock were granted to the named executive officers of the Company (12,500 shares were granted to Mr. Raina and 6,491 shares were granted to Mr. Senge).

Other Compensation Components

Company executives are eligible to participate in the Company's health care, insurance and other welfare and employee benefit programs, which are the same for all eligible employees, including Ebix's executive officers.

Use of Employment and Severance Agreements

In the past, the committee has determined that competitive considerations merit the use of employment contracts or severance agreements for certain members of senior management.

Recapture and Forfeiture Policies

Historically the Company has not had formal policies with respect to the adjustment or recapture of performance based awards where the financial measures on which such awards are based or to be based are adjusted for changes in reported results such as, but not limited to, instances where the Company's financial statements are restated. The committee does not believe that repayment should be required where the Plan participant has acted in good faith and the errors are not attributable to the participant's gross negligence or willful misconduct. In such later situations, the committee believes the Company has or will have available negotiated or legal remedies. However, the committee may elect to take into account factors such as the timing and amount of any financial restatement or adjustment, the amounts of benefits received, and the clarity of accounting requirements lending to any restatement in fixing of future compensation.

Deductibility of Compensation and Related Tax Considerations

As one of the factors in its review of compensation matters, the committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits.

•	Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers, other than the chief executive officer. However, “performance-based” compensation is not subject to the $1 million deduction limit. In general, to qualify as performance-based compensation, the following requirements must be satisfied: (i) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum amount which may be paid to any participant pursuant to any award with respect to any performance period, are approved by a majority of the corporation's stockholders, and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made.

Although the Company's stock option plans generally have been structured with the goal of complying with the requirements of Section 162(m), the deductibility of any compensation was not a condition to any compensation decision. The Company does not expect its ability to deduct executive compensation to be limited by operation of Section 162(m). However, due to interpretations and changes in the tax laws, some types of compensation payments and their deductibility depend on the timing of an executive's vesting or exercise of previously granted rights and other factors beyond the Compensation Committee's control which could affect the deductibility of compensation.

The Compensation Committee will continue to carefully consider the impact of Section 162(m) when designing compensation programs, and in making compensation decisions affecting the Company's Section 162(m) covered executives. The Compensation Committee believes that in certain circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its stockholders. Accordingly, it may award compensation in excess of the deductibility limit, with or without requiring a detailed analysis of the estimated tax cost of non-deductible awards to the Company. Given our dynamic and rapidly changing industry and business, as well as the competitive market for outstanding leadership talent, the Compensation Committee believes it is important to retain the flexibility to design compensation programs consistent with its compensation philosophy for the Company, even if some executive compensation is not fully deductible.

Chief Executive Officer Compensation

The compensation policies described above apply to the compensation of Robin Raina, the Chief Executive Officer (“CEO”); provided, however, that if, after receiving the audited fiscal year end results, the Compensation Committee should determine that Mr. Raina has exceeded his objectives, goals and targets by a wide margin, then the Compensation Committee has the discretion to award an additional supplemental bonus for that year in an amount not to exceed 125% of the $800,000 base bonus amount (i.e., $1,000,000). Further, Mr. Raina also can earn a leadership bonus of up to an additional $200,000 each year if, after receiving the audited fiscal year end results, the Compensation Committee should determine that that the Company has met certain overall goals under his leadership, including, among other things, the successful integration of acquired companies, achieving operating margins targets for acquisitions, strengthening the Company's platform outside of the United States, management retention, and successful IT audits. Any supplemental and leadership bonuses earned by Mr. Raina are payable, at the discretion of the Compensation Committee, in cash or restricted stock. The Compensation Committee awarded Mr. Raina an award of restricted stock with a value of $300,000 in partial payment of these bonus opportunities.

Compensation Committee Interlocks and Insider Participation.

The members of the Compensation Committee, Messrs. Benz and Keller, have never been officers or employees of the Company, nor have they had any relationship requiring disclosure under Item 404 of Regulation S-K.

Committee Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term stockholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the Company's CEO and other executive officers with those of stockholders. The committee believes that Ebix's 2012 compensation program met these objectives. Likewise, based on our review, the committee finds the total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) to the Company's CEO and other named executive officer in the aggregate to be reasonable and not excessive.

Shareholder Advisory Vote

At the 2012 Annual Meeting of Stockholders, approximately 78% in voting interest of the Ebix stockholders present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal were cast in support of the compensation of the Company’s named executive officers, as discussed and disclosed in the 2012 proxy statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices enjoy stockholder support.

In light of the stockholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Board and the Compensation Committee do not intend to make any specific changes to our executive compensation program for 2013. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Compensation Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its stockholders.

Compensation Committee and Management Review and Authorization

The Compensation Committee has reviewed and discussed the above Compensation Disclosure and Analysis with the Company's Chief Executive Officer and Chief Financial Officer. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Disclosure and Analysis be included in the Company’s Form 10-K and in this proxy statement.

Authorization

This report has been submitted by the Compensation Committee:

Hans U. Benz and Hans Ueli Keller

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Risk Considerations

Our Compensation Committee has reviewed risks arising from our compensation policies and practices for both our executives and non-executive employees and has determined that they are not reasonably likely to have a material adverse effect on the Company.

Executive Compensation Tables — All references to any amount of stock, restricted stock, or options in the below tables reflect the effect of the Company's three-for-one stock split on January 4, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(8) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Incentive Plan Compensation ($)	All Other Compensation ($)		Total
Robin Raina, President, Chief Executive Officer and Chairman of the Board	2012	$976,923		$1,300,000	$300,000	(1)	$—	$—	$—	$66,675	(4)	$2,643,598
	2011	$800,000		$1,600,000	$1,010,479	(2)	$—	$—	$—	$19,675		$3,430,154
	2010	$800,000		$1,600,000	$525,000	(3)	$—	$—	$—	$42,575		$2,967,575
Robert Kerris, Senior Vice President – Chief Financial Officer and Corporate Secretary	2012	$169,230		$75,936	$—		$—	$—	$—	$2,538	(5)	$247,705
	2011	$150,000		$75,000	$38,914		$—	$—	$—	$2,250		$266,164
	2010	$146,481		$81,564	$50,000		$—	$—	$—	$2,197		$280,242
Graham Prior, Corporate Senior Vice President	2012	$176,837	(6)	$—	$—		$—	$—	$—	$64,472		$241,309
	2011	$167,794		$38,485	$266,633		$—	$—	$—	$63,500		$536,412
Leon d'Apice, Managing Director – Ebix Australia Group	2012	$233,078	(7)	$51,795	$—		$—	$—	$—	$18,180		$303,052
	2011	$228,915		$—	$461,980		$—	$—	$—	$17,855		$708,750
James Senge, Sr., Senior Vice President EbixHealth	2012	$200,000		$—	$150,000		$—	$—	$—	$2,300		$352,300
	2011	$200,000		$—	$116,744		$—	$—	$—	$2,300		$319,044

(1)	During August 2012, the Compensation Committee of the Board of Directors of the Company gave final approval to award 12,500 shares of restricted stock to Robin Raina, the Company's Chairman, Chief Executive Officer and President. This award was made pursuant to the 2010 Stock Incentive Program (the “2010 Program”) approved by the Company's Board of Directors. Company recognized compensation expense of approximately $35,598 related to these shares during the year ended December 31, 2012.
(2)	During May 2011, the Compensation Committee of the Board of Directors of the Company gave final approval to award 26,106 shares of restricted stock to Robin Raina, the Company's Chairman, Chief Executive Officer and President. This award was made pursuant to the 2006 incentive compensation program (the “2006 Program”) approved by the Company's Board of Directors. The number of shares of restricted stock issued to Mr. Raina represent approximately 25% of the aggregate of his total salary and cash bonus compensation earned for 2010, divided by the market price of the Company's stock on May 17, 2011. This is the date that the Compensation Committee of the Board of Directors approved the restricted stock grant. The Company recognized compensation expense of approximately $116,665 related to these shares during the year ended December 31, 2011.
(3)	During April 2010, the Compensation Committee of the Board of Directors of the Company gave final approval to award 32,751 shares of restricted stock to Robin Raina, the Company's Chairman, Chief Executive Officer and President. This award was made pursuant to the 2006 incentive compensation program (the “2006 Program”) approved by the Company's Board of Directors. The number of shares of restricted stock issued to Mr. Raina represent approximately 25% of the aggregate of his total salary and cash bonus compensation earned for 2009, divided by the market price of the Company's stock on April 1, 2010. This is the date that the Compensation Committee of the Board of Directors approved the restricted stock grant. The Company recognized compensation expense of approximately $89,737 related to these shares during the year ended December 31, 2010. The Company recognized a total compensation expense of $358,321 related to all share grants inclusive of the March 25, 2009 grant during the year ended December 31, 2010.
(4)	For 2012, the Company made a matching grant pursuant to its 401(k) Plan of $3,675, and provided a grant of $46,000 to the Robin Raina Foundation as well as a matching grant of $11,000 to the same and paid a conveyance expense of $6,000. For 2011, the Company made a matching grant pursuant to its 401(k) Plan of $3,676, and provided a grant of $5,000 to the Robin Raina Foundation as well as a matching grant of $11,000 to the same and paid a conveyance expense of $6,000. For 2010, the Company made a matching grant pursuant to its 401(k) Plan of $3,676, and provided a grant of $23,000 to the Robin Raina Foundation as well as a matching grant of $11,000 to the same.

(5)	For 2012, the Company made a matching grant pursuant to its 401(k) Plan of $2,538. For 2011, the Company made a matching grant pursuant to its 401(k) Plan of $2,250. For 2010, the Company made a matching grant pursuant to its 401(k) Plan of $2,197.
(6)	All sums other than those represented Stock Awards were derived by using the conversion ratio of 0.811164 which represents the average annualized conversion ratio between one Singapore Dollar and one United States Dollar. Mr. Prior was compensated in Singapore Dollars.
(7)	All sums other than those represented Stock Awards were derived by using the conversion ratio of 1.0359 which represents the average annualized conversion ratio between one Australian Dollar and one United States Dollar. Mr. d'Apice was compensated in Australian Dollars.
(8)	These amounts reflect the aggregate grant date fair value computed in accordance with accounting guidance related to stock compensation and do not necessarily reflect the actual value that may be realized. Assumptions used in the calculation of these amounts are included in Note 8 to our audited consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Grants of Plan-Based Award

		Estimated Future Payments Under Non Equity Incentive Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robin Raina, President, Chief Executive Officer and Chairman of the Board	8/23/2012	—	—	—	—	—	—	12,500	—	—	$300,000
Robert Kerris, Senior Vice President – Chief Financial Officer and Secretary	—	—	—	—	—	—	—	—	—	—	—
Graham Prior, Corporate Senior Vice President	—	—	—	—	—	—	—	—	—	—	—
Leon d'Apice, Managing Director, Ebix Australia Group	—	—	—	—	—	—	—	—	—	—	—
James Senge, Sr., Senior Vice President, EbixHealth	3/16/2012							6,491			$150,000

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robin Raina, President, Chief Executive Officer and Chairman of the Board						31,012	(1)	$499,913
	990,000	—	—	$0.5944	9/16/2013
	450,000	—	—	$1.751	4/2/2014
Robert Kerris, Senior Vice President – Chief Financial Officer and Secretary	—	—	—	$—	—	—		$—	—	—
Graham Prior, Corporate Senior Vice President	—	—	—	$—	—	—		$—	—	—
Leon d'Apice, Managing Director, Ebix Australia Group	—	—	—	$—	—	—		$—	—	—
James Senge, Sr., Senior Vice President, EbixHealth	—	—	—	$—	—	8,951	(2)	$144,290	—	—

(1)	Robin Raina has been awarded restricted stock grants by the Compensation Committee: (i) a grant of 75,186 shares of Company common stock on February 3, 2006 of which 0 shares were unvested as of December 31, 2012; (ii) a grant of 76,509 shares of Company common stock on May 9, 2007 of which 0 shares were unvested as of December 31, 2012; (iii) a grant of 22,500 shares of Company common stock on November 11, 2007 of which 0 shares were unvested as of December 31, 2012; (iv) a grant of 48,222 shares of Company common stock on March 24, 2008 of which 0 were unvested as of December 31, 2012; (v) a grant of 44,040 shares of which 0 were unvested as of December 31, 2012; (vi) a grant of 32,751 shares of which 5,459 shares were unvested as of December 31, 2012; (vii) a grant of 26,106 shares on May 10, 2011 of which 13,053 shares were unvested as of December 31, 2012; and, (viii) a grant of 12,500 shares on August 23, 2012 of which 12,250 shares were unvested as of December 31, 2012.
(2)	James Senge, Sr. has been awarded restricted stock grants by the Compensation Committee: (i) a grant of 9,323 shares of Company common stock on March 26, 2010 of which 777 shares were unvested as of December 31, 2012; (ii) a grant of 4,039 shares of Company common stock on February 15, 2011 of which 1,683 shares were unvested as of December 31, 2012; and (iii) a grant of 6,491 shares of Company common stock on March 16, 2012 of which 6,491 shares were unvested as of December 31, 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robin Raina, President, Chief Executive Officer and Chairman of the Board	1,125,000	$15,067,519	27,460	$579,297
Robert Kerris, Senior Vice President – Chief Financial Officer and Secretary	N/A	N/A	1,036	$21,461
Graham Prior, Corporate Senior Vice President	N/A	N/A	71,561	$3,040
Leon d'Apice, Managing Director, Ebix Australia Group	56,250	$1,365,372	5,067	$119,277
James Senge, Sr., Senior Vice President, EbixHealth	N/A	N/A	4,922	$117,835

Pension Benefits and Nonqualified Deferred Compensation

The Company does not generally offer non-tax qualified pension benefit plans or nonqualified deferred compensation to its officers, and none of its named executive officers currently participate or have participated in any non-tax qualified pension benefit plans or nonqualified deferred compensation plan during the past fiscal year.

Potential Payments for Mr. Raina Upon a Change of Control

In 2009 our independent directors unanimously approved the recommendation of the Compensation Committee regarding changes to the compensation structure for Mr. Raina. Specifically in this regard, the independent directors unanimously approved the Company's execution of and entry into the Acquisition Bonus Agreement (the “Agreement”) between the Company and Mr. Raina. The Agreement aligns both the interests of the Company's stockholders and Mr. Raina. Considering the continued healthy growth of the Company and the prevailing comparatively low price to earnings multiple of Ebix's common stock, the Board has evaluated the potential threat of the Company itself being an acquisition target. The Agreement serves in part to allow for stockholder value to be maximized by dissuading a potentially hostile acquisition attempt at an unacceptable price. Also, the Board acknowledges that Mr. Raina's retention is critical to the future success and growth of Ebix, and as such, the Agreement helps to ensure that Mr. Raina will be appropriately awarded for his contributions prior to any potential acquisition event as well as to further motivate Mr. Raina to maximize the value received by all stockholders of Ebix if the Company were to be acquired.

Under the terms of the Agreement the occurrence of any of the following events shall constitute an “Acquisition Event”: (a) more the 50% of the voting stock of Ebix is sold, transferred, or exchanged; (b) a merger or consolidation of the Company occurs; (c) the sale, exchange, or transfer of substantially all of the Company's assets; or (d) the Company is acquired or dissolved; provided, however, an Acquisition Event also must qualify as a “change in control” event as such term is defined in Treasury Regulation 1.409A-3. Upon the occurrence of an Acquisition Event, Mr. Raina shall receive from the acquiring company, in cash, an amount that is determined by multiplying the “Share Base” by the “Spread”.

•	“Spread” is calculated by subtracting $23.84 (post three-for-one split, $7.95) from the Net proceeds per share.
•	“Share Base” shall be the positive number, if any, that is determined when the number of Shares Deemed Held by Executive immediately prior to the Closing Date is subtracted from the number of shares that is 20% of the total shares of common stock outstanding immediately prior to the Closing Date on a fully diluted basis, taking into account the effect of the occurrence of the Liquidation

Event on the vesting, repurchase of any stock by the Company, conversion or exercise terms of any outstanding securities or other instruments exercisable for, or convertible into, shares of common stock; provided that the difference that is so obtained shall be reduced by the number of shares, if any, sold by Executive after the first public announcement by the Company or any other party of any agreement, arrangement, Agreement, proposal or intent to engage in a transaction which would constitute a Liquidation Event.

The number of Shares Deemed Held by Executive immediately prior to the Closing Date shall equal the number of shares of common stock of the Company then beneficially owned by Executive plus any shares sold by Executive between the signing of this agreement and the Closing date, plus any additional shares issuable to Executive (other than pursuant to this Agreement) immediately prior to or upon the Closing Date upon the exercise of stock options or the conversion of convertible securities, after giving effect to any acceleration of vesting that will occur due to the occurrence of the Liquidation Event.

•	As defined in the Agreement, Net Proceeds shall equal the sum of any cash consideration received for each share of Company common stock plus the Fair Market Value of any securities received or receivable per share of Company common stock held by the stockholders of the Company by virtue of an Acquisition Event.

The “Fair Market Value” of any securities received by Company stockholders shall be determined as follows: (i) if such securities are listed and traded on a national securities exchange (as such term is defined by the Securities Exchange Act of 1934) on the date of determination, the Fair Market Value per share shall be the average of the closing prices of the securities on such national securities exchange, over the twenty trading day period ending three trading days prior to the closing date of an Acquisition Event; (ii) if such securities are traded in the over-the-counter market, the Fair Market Value per share shall be the average of the closing bid and asked prices on the day immediately prior to the closing date of an Acquisition Event; or (iii) if such securities are not listed on a national securities exchange or, if such securities are traded in the over-the-counter market but there shall be no published closing bid and asked prices available on the date immediately prior to the Closing Date, then the Board shall determine the Fair Market Value of such securities from all relevant available facts, which may include the average of the closing bid and ask prices reflected in the over-the-counter market on a date within a reasonable period either before or after the date of determination, or opinions of independent experts as to value and may take into account any recent sales and purchases of such securities to the extent they are representative.

In the event of a determination by an accounting firm of national standing that any payment or distribution by the Company to or for the benefit of Mr. Raina, whether paid, payable, distributed or distributable pursuant to the Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 as amended (or any successor provision) or any interest or penalties with respect to such excise tax, then Mr. Raina shall be entitled to receive an additional payment in an amount such that after the payment by Mr. Raina of all taxes (including any interest or penalties imposed with respect to such taxes), Mr. Raina retains an amount equal to any such tax.

The base price of $7.95 from which any Net Proceeds will be subtracted represents the approximate price per share of the Company's common stock on March 25, 2009 when the independent members of the Board agreed on the desirability of this type of agreement.

Using the number of shares of common stock held by Mr. Raina on December 31, 2013 and, merely for sake of example, a $16.00 price of the Company's stock as the Net Proceeds, Mr. Raina would receive a $46.8 million payment upon a liquidation event, which payment is exclusive of any tax gross-up payments described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of November 22, 2013 by: (a) each person known by us to beneficially own 5% or more of our shares of common stock, (b) each of our directors and each of our Named Executive Officers, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.

	Current Beneficial Ownership
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Directors and Named Executive Officers
Robin Raina(3)	4,661,560	12.0%
Pavan Bhalla(4)	113,879	*
Neil D. Eckert(5)	151,314	*
Leon d’Apice(6)	103,436	*
Rolf Herter(7)	97,314	*
Hans Ueli Keller(8)	97,314	*
Hans U. Benz(9)	90,567	*
Graham Prior(10)	47,471	*
James S. Senge(11)	12,498	*
Robert F. Kerris	1,036	*
Directors and executive officers as a group (10 persons)(12)	5,376,389	13.9%
Other Beneficial Holders
Rennes Foundation(13)	3,570,473	9.3%
Pentwater Capital Management LP(14)	3,507,300	9.1%
Fidelity Management and Research Company(15)	2,825,000	7.4%
Manufacturers Life Insurance Company(16)	2,726,767	7.1%
The Vanguard Group(17)	2,098,807	5.5%
Blackrock(18)	1,915,698	5.0%

*	Less than 1%.
(1)	For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.
(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group.
(3)	Mr. Raina's ownership includes (a) 16,851 shares of restricted stock, (b) 450,000 shares of our common stock which are exercisable as of December 20, 2013, or that will become exercisable within 60 days after that date, and (c) 217,064 shares held as trustee for Robin Raina Foundation a 501(c) charity ownership which were donated by Robin Raina from vested restricted stock grants previously issued to Mr. Raina by the Company and, to which Mr. Raina disclaims any beneficial ownership. The Federal Tax ID Number for the foundation is 51-0497387. The address of Mr. Raina is 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328.
(4)	Mr. Bhalla's ownership includes options to purchase 40,500 shares of our common stock which are exercisable as of December 20, 2013 or that will become exercisable within 60 days after that date.

(5)	Mr. Eckert's ownership includes options to purchase 67,500 shares of our common stock which are exercisable as of December 20, 2013, or that will become exercisable within 60 days after that date.
(6)	Mr. D’Apices’ ownership includes 28,250 shares of restricted stock.
(7)	Mr. Herter's ownership includes options to purchase 40,500 shares of our common stock which are exercisable as of December 20, 2013, or that will become exercisable within 60 days after that date.
(8)	Mr. Keller's ownership includes options to purchase 40,500 shares of our common stock which are exercisable as of December 20, 2013, or that will become exercisable within 60 days after that date.
(9)	Mr. Benz's ownership includes options to purchase 40,500 shares of our common stock which are exercisable as of December 20, 2013, or that will become exercisable within 60 days after that date.
(10)	Mr. Prior’s ownership includes 47,471 shares of restricted stock.
(11)	Mr. Senge’s ownership includes 3,583 shares of restricted stock.
(12)	Includes options to purchase 679,500 shares of our common stock which are exercisable as of December 20, 2013, or that will become exercisable within 60 days after that date.
(13)	The address of the Rennes Foundation is Rätikonerstrasse 13, P.O. Box 125, 9490 Vaduz, Principality of Liechtenstein.
(14)	Ownership consists of shares of our common stock beneficially owned by Pentwater Capital Management LP and its wholly-owned subsidiaries (“Pentwater”) as disclosed on its Schedule 13G, for the period ending September 30, 2013. The address of Pentwater is 227 West Monroe Street, Chicago, Illinois 60606.
(15)	Ownership consists of shares of our common stock beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC (“Fidelity”), in its capacity as an investment advisor, as disclosed on its joint Schedule 13G/A dated September 30, 2013, as filed with the SEC. Fidelity reports that sole dispositive power resides in Edward C. Johnson, III and FMR LLC. The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.
(16)	Ownership consists of shares of our common stock beneficially owned by Manufacturers Life Insurance Company and its wholly-owned subsidiaries as disclosed on its Schedule 13G, for the period ending September 30, 2013. The address of Manufacturers Life Insurance Company is 200 Bloor Street East, Toronto, M4W 1E5 Canada.
(17)	Ownership consists of shares of our common stock beneficially owned by Blackrock and its wholly-owned subsidiaries (“Blackrock”) as disclosed on its Schedule 13G, for the period ending September 30, 2013. The address of Blackrock is 400 Howard Street, San Francisco, CA 94105.
(18)	Ownership consists of shares of our common stock beneficially owned by The Vanguard Group, Inc. and its wholly-owned subsidiary, Vanguard Fiduciary Trust Company (collectively, “Vanguard”), as disclosed on Vanguard’s joint schedule 13G, for the period ended September 30, 2013, as filed with the SEC. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

REPORT OF AUDIT COMMITTEE

The audited financial statements of the Company, as of and for the three year period ended on December 31, 2012, are included in our 2012 Annual Report on Form 10-K. The Audit Committee oversees the Company’s financial reporting process and the independent audit of the annual consolidated financial statements on behalf of the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter at least annually.

The Company, acting through its management and Board of Directors, has the primary responsibility for the financial statements and reporting process, including the system of internal accounting controls. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements, the financial reporting process, and internal controls.

Cherry Bekaert LLP, an independent registered public accounting firm engaged by the Company (“CB”), is responsible for auditing the Company’s annual financial statements and expressing its opinion thereon in accordance with auditing standards and accounting principles generally accepted in the United States of America.

In addition, the members of the Audit Committee reviewed, and the chairman of the committee discussed with management and CB the Company’s independent registered public accounting firm), the interim financial information contained in each quarterly earnings release prior to the release of such information to the public.

The Audit Committee met four times during 2012. In performing its oversight function, the Audit Committee reviewed the audited financial statements with the Company’s management, including a discussion of the quality, not merely the acceptability, of the accounting principles used, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also has reviewed with CB its judgments as to the quality and the acceptability of the Company’s accounting principles. Management and CB have advised the Audit Committee that the Company’s consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, and amended by Statement on Auditing Standards No. 89 (Audit Adjustments) and Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee has received the written disclosures and the letter from CB required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has reviewed, evaluated, and discussed with that firm its independence from the Company.

In fiscal 2012, all of the audit fees, audit related fees and tax fees were approved either by the Audit Committee or its designee. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accounting firm is compatible with maintaining auditor independence and believes that the provision of such services is compatible. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of CB are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by CB require pre-approval by the Audit Committee in accordance with pre-approved procedures established by the Audit Committee. The procedures require all proposed engagements of CB for services of any kind to be directed to the Company’s Chief Financial Officer and then submitted for approval to the Audit Committee prior to the beginning of any services. Following its consideration of all such factors, the Audit Committee has concluded that the independent registered public accountants are independent from the Company and its management.

Further, the Audit Committee discussed with CB the overall scope and plans for their respective audits. The Audit Committee conferred with CB, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company, as of and for the year ended December 31, 2012, with management, its internal auditors, and CB.

Based upon the reviews and discussions with management and CB referred to above, in reliance on management and CB, and subject to the limitations of the role of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the inclusion of the audited financial statements of the Company in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, and is recommending stockholder approval and ratification of, the appointment of CB to audit the Company’s financial statements for its 2013 fiscal year.

This report has been submitted by the Audit Committee:

Respectfully submitted,

The Members of the Audit Committee

Pavan Bhalla
Hans Ueli Keller
Hans U. Benz

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2012, we maintained the 1996 Stock Incentive Plan, as amended and restated in 2006. Our stockholders also approved the 2010 Stock Incentive Plan at our annual meeting on November 17, 2010. The table below provides information as of December 31, 2012 related to these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders:
—1996 Stock Incentive Plan, as amended and restated in 2006	1,908,633	$3.33	962,563
—2010 Stock Incentive Plan	90,000	$18.76	4,834,608
Equity Compensation Plans Not Approved by Security Holders	—	N/A	N/A
Total	1,998,633	$4.03	5,797,171

RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Under the Audit Committee's charter, and consistent with NASDAQ rules, any material potential or actual conflict of interest or transaction between the Company and any “related person” of the Company must be reviewed and approved by the Audit Committee. SEC rules define a “related person” of the Company as any director (or nominee), executive officer, 5%-or-greater shareholder or immediate family member of any of these persons.

Rahul Raina, is the Company’s Corporate Vice President of Business Process Outsourcing and the brother of Robin Raina, our Chairman of the Board, President, and Chief Executive Officer. During 2012 he was paid a salary of $120,000.

Consistent with Ebix’s corporate mission of giving back to the communities in which we operate our business, during the year ended December 31, 2012 Ebix donated $46,000 to the Robin Raina Foundation, a non-profit 501(c) charity.

Ebix also employs a related party of Mr. Senge, namely James Senge Jr. who is the son of Mr. James Senge Sr. James Senge Jr. works in the product development function within our EbixHealth division and is located in the Company’s Atlanta, Georgia office. During 2012, he was paid a salary of $78,500 and project commissions of $29,010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission reports of securities ownership on Form 3 and changes in such ownership on Forms 4 and 5. Officers, directors and more than ten percent beneficial owners also are required by rules promulgated by the Securities and Exchange Commission to furnish the Company with copies of all such Section 16(a) reports that they file. Based solely upon a review of the copies of Forms 3, 4, and 5 furnished to the Company or representations by certain executive officers and directors that no such reports were required for them, the Company believes that, during 2012 all of the Company's directors, officers and more than ten-percent beneficial owners filed all such reports on a timely basis except for Graham Prior who was designated as an executive officer on May 1, 2012 and did not file a Form 3 until October 9, 2012, James Senge, Sr. who was designated as an executive officer on May 1, 2012 and did not file a Form 3 until October 9, 2012 and who also sold shares of common stock on July 13, 2012 and did not file a Form 4 until October 9, 2012, Leon d'Apice who was designated as an executive officer on May 1, 2012 and did not file a Form 3 until October 31, 2012 and who also sold shares of common stock on September 24, 2012 and did not file a Form 4 until October 31, 2012, and Pavan Bhalla who exercised stock options on October 23, 2012 and did not file a Form 4 until March 8, 2013.

OTHER MATTERS

At the time of the preparation of this proxy sheet, the Board of Directors has not been informed of any other matters to be brought before the Annual Meeting other than those proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If you execute the enclosed proxy and any other business should come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

STOCKHOLDERS PROPOSALS

The Company encourages stockholders to contact the Corporate Secretary prior to submitting a stockholder proposal. Stockholder proposals must conform to the Company’s by-laws and the requirements of the SEC.

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2014 proxy statement. In order for a stockholder proposal to be considered for inclusion in the proxy material for our 2014 annual meeting of stockholders pursuant to SEC Rule 14a-8, your proposal must be received by our Corporate Secretary no later than July 29, 2014 (unless the meeting date is changed by more than 30 days from December 20, 2014, in which case a proposal must be a received a reasonable time before we print proxy materials for the 2014 Annual Meeting) and must be submitted in compliance with the rule. Proposals should be directed to our Corporate Secretary, Ebix, Inc., Five Concourse Parkway, Atlanta, Georgia 30328, and should comply with the requirements of Rule 14a-8.

If our Corporate Secretary receives at the address listed above any stockholder proposal intended to be presented at the 2014 annual meeting without inclusion in the proxy statement for the meeting after October 12, 2014 (unless the meeting date is changed by more than 30 days from the anniversary of the 2013 annual meeting, in which case a proposal must be received a reasonable time before we print proxy materials for the 2014 Annual Meeting), SEC Rule 14a-4(c) provides that the proxies designated by the Board of Directors will have discretionary authority to vote on such proposal. The proxies designated by the Board of Directors also will have such discretionary authority, notwithstanding the stockholder’s compliance with the deadlines described above, if we advise stockholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the stockholder does not comply with specified provisions of the SEC’s rules.

Stockholders who wish the Corporate Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing by mail to our Corporate Secretary, Ebix, Inc., Five Concourse Parkway, Atlanta, Georgia 30328. Nominations for the 2014 Annual Meeting of Shareowners must be received by July 29, 2014.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company will provide without charge to any stockholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission (without exhibits). All such requests should be delivered to Steven Barlow, Investor Relations, Ebix, Inc., at the address set forth on the front page of this proxy statement. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproducing and mailing.

Please date, sign and return the proxy card at your earliest convenience in the enclosed return envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors

Robin Raina
Chairman of the Board and Chief Executive Officer

Dated: November 26, 2013

EBIX, INC.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, December 19, 2013.

Vote by Internet

- Go to **www.envisionreports.com/EBIX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote "FOR" all nominees, and "FOR" Proposals 2 and 3.

1. Election of Directors*:

	For	Withhold		For	Withhold		For	Withhold
01 - Hans U. Benz	☐	☐	02 - Pavan Bhalla	☐	☐	03 - Neil D. Eckert	☐	☐
04 - Rolf Herter	☐	☐	05 - Hans Ueli Keller	☐	☐	06 - Robin Raina	☐	☐

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B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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6 2 B V

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